Exhibit 99

[DOMINION LOGO]

DOMINION ANNOUNCES THIRD-QUARTER EARNINGS

  Conference call scheduled for 10 a.m. EDT today

RICHMOND, Va., Oct. 21, 2003 - Dominion (NYSE: D) announced today a net loss determined in accordance with Generally Accepted Accounting Principles (GAAP) for the third-quarter ended Sept. 30, 2003 of $256 million (79 cents per share) compared to net income of $430 million ($1.54 per share) for the same period last year.

Operating earnings, which are defined as GAAP earnings adjusted for the impact of certain items, were $423 million ($1.30 per share) for the third-quarter, compared to operating earnings of $430 million ($1.54 per share) for the same period in 2002.

Third-quarter 2003 operating earnings exclude $80 million (25 cents per share) for restoration expenses related to Hurricane Isabel, $575 million ($1.77 per share) from the previously announced impairment of telecom assets, $21 million (6 cents per share) related to an impairment of Dominion Capital assets, and $3 million (1 cent per share) related to the buyout of a power purchase contract. Third-quarter 2002 GAAP-based earnings and operating earnings were the same.

Dominion uses operating earnings as the primary performance measurement of its earnings outlook and results for public communications with analysts and investors. Dominion also uses operating earnings internally for budgeting, reporting to the Board of Directors and for the company's profit sharing plan. Dominion management believes operating earnings provide a more meaningful representation of the company's fundamental earnings power.

Thos. E. Capps, chairman, president and chief executive officer, said:

"The third quarter presented us with a number of challenges, but we were up to the task and performed well. Hurricane Isabel was by far the worst natural disaster in our company's history and I have never been more proud of our employees and our company. In many cases we literally rebuilt portions of the distribution system from scratch and we accomplished all this in about two weeks.

"I am also encouraged by our financial performance. In spite of a 4 cents per share operating earnings impact from hurricane-related lost sales margin and a 3 cent per share charge related to a proposed settlement in the Virginia fuel case, Dominion had operating earnings of $1.30 per share. These results are indicative of Dominion's strong earnings power."

In a September 22 news release Dominion announced plans to take an asset impairment charge and intends to put the telecom business up for sale. As stated in that release, the impairment charge does not currently reflect a tax benefit, since recognition of the tax benefit is dependent upon the company's future tax profile and taxable earnings.

The company expects fourth-quarter operating earnings per share of $0.95 to $1.05, assuming normal weather. Based on that guidance and year-to-date operating earnings results, the company expects full year 2003 operating earnings to be between $4.60 and $4.70 per share and 5-percent to 7-percent average annual growth after 2003.

In providing operating earnings guidance, Dominion notes that there could be differences between operating and GAAP-based reported earnings for the remainder of 2003 and 2004. Differences beyond those recorded through the third quarter and discussed above have not yet been quantified, and therefore Dominion is not able at this time to provide a corresponding GAAP equivalent for estimated earnings going forward.

In other selected highlights Dominion:

  Reached a tentative settlement of its 2003 fuel case with the Virginia Attorney General's Office of Consumer Counsel, the Virginia State Corporation Commission staff and others;
  Restored electric service to about 1.8 million homes and businesses following the worst natural disaster in the company's history;
  Raised $266 million in cash from the sale of 66 billion cubic feet of natural gas reserves, deliverable through production over four years, to the Texas Municipal Gas Corporation. The sale reduced Dominion's proved reserve base by approximately 1 percent;
  Added 545 megawatts of natural gas-fired generation at Possum Point power station;
  Reactivated Cove Point Liquified Natural Gas facility; and
  Was awarded a competitive bid to supply electric service to about 250,000 residential customers in PECO Energy's Philadelphia-area service territory.

Third-quarter operating earnings breakdown by segment

 2002 segment results have been restated for comparison purposes to reflect the transfer of the electric transmission operations from Dominion Delivery to Dominion Energy.

Dominion Energy earned $296 million (91 cents per share) in the third quarter compared to $297 million ($1.06 per share) in the third quarter of 2002. The change resulted primarily from milder weather in the electric sales area, lost electric sales margin from Hurricane Isabel, settlement of the Virginia fuel case, a change in the allocation of electric franchise base revenues, lower contribution from Dominion Energy Clearinghouse, and share dilution, partially offset by customer growth, Millstone's contribution, and the effect of corporate hedges on natural gas production.

Dominion Delivery earned $80 million (25 cents per share) in the third quarter compared to $87 million (31 cents per share) for the third quarter 2002. The change is primarily attributable to milder weather in the electric and gas franchise areas, lost electric sales margin from Hurricane Isabel, performance of the telecommunications business, and share dilution, partially offset by customer growth and a change in the allocation of electric franchise base revenues.

Dominion Exploration & Production (E&P) earned $98 million (30 cents per share) in the third quarter compared to $90 million (32 cents per share) in the third quarter of 2002. The benefit of higher average realized prices was offset by higher expenses, the expiration of Section 29 production tax credits and share dilution.

Corporate segment impact on third quarter 2003 operating earnings, including Dominion Capital, was negative $51 million (16 cents per share) compared to negative $44 million (15 cents per share) in the third quarter of 2002. The change is attributable to higher expenses partially offset by share dilution. The corporate segment's third quarter 2003 earnings impact under GAAP was negative $730 million ($2.25 per share). Corporate segment operating earnings exclude $80 million (25 cents per share) for restoration expenses related to Hurricane Isabel, $575 million ($1.77 per share) from the previously announced impairment of telecom assets, $21 million (6 cents per share) related to an impairment of Dominion Capital assets, and $3 million (1 cent per share) related to the buyout of a power purchase contract. Third-quarter 2002 GAAP-based earnings and operating earnings were the same.

Conference call for investors / media

Dominion will host a conference call for investors today at 10 a.m. EDT to discuss third-quarter earnings in detail. Members of the media are also invited to listen.

Domestic investors who wish to participate in the conference call should dial

877-241-5946. International investors should call 706-643-0540. Participants should dial in 5 to 10 minutes prior to the scheduled start time.

A live web cast of the conference call will be available on the company's investor information page at www.dom.com/investors. Additionally, a reconciliation of measures prepared in accordance with GAAP versus non-GAAP measures can be found on the company's investor information page under "GAAP Reconciliation".

A replay of the conference call will be available from approximately 11 a.m. EDT October 21 through 11 p.m. EST October 28. Domestic investors may access the recording by dialing 800-642-1687. International callers should dial 706-645-9291 to access the recording. The conference ID for the replay is 3098673. A replay of the conference call also will be available on the company's investor information page by the end of the day October 21.

Dominion is one of the nation's largest producers of energy, with an energy portfolio of more than 24,000 megawatts of generation, 6.2 trillion cubic feet equivalent of proved natural gas reserves and 7,900 miles of natural gas transmission pipeline. Dominion also operates the nation's largest underground natural gas storage system with more than 960 billion cubic feet of storage capacity and serves 5.3 million retail energy customers in nine states. For more information about Dominion, visit the company's web site at www.dom.com.

This release contains forward-looking statements including our expectations for 2003 earnings and for future annual growth rates that are subject to various risks and uncertainties. Discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the company's ability to control or estimate precisely, such as estimates of future market conditions, estimates of proved and unproved reserves and the behavior of other market participants. Other factors include, but are not limited to, weather conditions, economic conditions in the company's service area, fluctuations in energy-related commodity prices, changes to rating agency requirements and ratings, changing financial accounting standards, trading counter-party credit risks, risks related to energy trading and marketing, costs associated with successfully executing the company's exit from the telecommunications business, estimation of the total cost of Hurricane Isabel, including the portion of such cost that will be capitalized and the portion that will be expensed, and other uncertainties. Other risk factors are detailed from time to time in the company's Securities & Exchange Commission filings.

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Media Contacts:	Mark Lazenby	(804) 819-2042
	Hunter Applewhite	(804) 819-2043

Analyst Contacts:	Tom Wohlfarth	(804) 819-2150
	Laura Edge Kottkamp	(804) 819-2129
	Joe O'Hare	(804) 819-2156

Dominion Resources, Inc.
Preliminary Earnings Report - Operating Segments
September 2003

(millions, except earnings per share)

	3rd Quarter Ended September 30			9 Months Ended September 30
	2003	2002		2003	2002

Operating Revenues & Income	$2,857	$2,545		$9,077	$7,512

Earnings:
Dominion Energy	$ 296	$ 297	(2)	$ 747	$ 641 (2)
Dominion Delivery	80	87	(2)	291	274 (2)
Dominion Exploration & Production	98	90		299	271
Corporate, Dominion Capital & Other	(51)	(44)		(178)	(162)
OPERATING EARNINGS (Excluding Specific Items)	$ 423	$ 430		$1,159	$1,024
Specific items (1)	(679)	-		(667)	-
REPORTED NET INCOME(LOSS)	$ (256)	$ 430		$ 492	$1,024

Common Shares Outstanding (average, basic)	322.8	278.3		315.3	274.2
Common Shares Outstanding (average, diluted)	324.2	279.7		316.7	276.1

Earnings Per Share (EPS):
Dominion Energy	$ 0.91	$1.06	(2)	$2.36	$2.32 (2)
Dominion Delivery	0.25	0.31	(2)	0.92	0.99 (2)
Dominion Exploration & Production	0.30	0.32		0.94	0.98
Corporate, Dominion Capital & Other	(0.16)	(0.15)		(0.56)	(0.58)
OPERATING EPS (Excluding Specific Items)	$ 1.30	$1.54		$3.66	$3.71
Specific items (1)	(2.09)	-		(2.10)	-
REPORTED EPS	$(0.79)	$1.54		$1.56	$3.71

(1) Detail of specific items excluded from operating earnings

After-tax
Dominion Telecom impairment	$(575)			$(575)
Hurricane Isabel	$ (80)			$ (80)
Financial service asset impairment	$ (21)			$ (21)
NUG buyout	$ (3)			$ (3)
Impairment of assets held for sale				$ (25)
Accounting change - Asset Retirement Obligations				$ 180
Accounting change - Energy Trading and Risk Mgmt Activities				$ (67)
Dominion Fiber Ventures - consent and tender of DFV notes				$ (35)
Dominion Fiber Ventures - impairment and equity earnings				$ (24)
Severance costs				$ (17)

EPS impact
Dominion Telecom impairment	$(1.77)			$(1.82)
Hurricane Isabel	$(0.25)			$(0.25)
Financial service asset impairment	$(0.06)			$(0.06)
NUG buyout	$(0.01)			$(0.01)
Impairment of assets held for sale				$(0.08)
Accounting change - Asset Retirement Obligations				$ 0.57
Accounting change - Energy Trading and Risk Mgmt Activities				$(0.21)
Dominion Fiber Ventures - consent and tender of DFV notes				$(0.11)
Dominion Fiber Ventures - impairment and equity earnings				$(0.07)
Severance costs				$(0.06)

(2) Amounts restated for transfer of Dominion's electric transmission operations from Dominion Delivery to Dominion Energy effective January 1, 2003.

Dominion Preliminary 3rd Quarter Variance Reconciliation (unaudited)

Reconciling Items	2003 vs. 2002 Reported Earnings Quarter-vs.-Quarter Variance (cents per share)	2003 vs. 2002 Operating Earnings Quarter-vs.-Quarter Variance (cents per share)

Dominion Total (-79 cents per share 3Q'03 vs. $1.54 per share 3Q'02 reported) ($1.30 per share 3Q'03 vs. $1.54 per share 3Q'02 operating)	(233)	(24)

Dominion Energy (91 cents per share 3Q'03 vs. $1.06 per share 3Q'02)
Customer growth	3	3
Weather	(12)	(12)
Loss margin due to Hurricane Isabel	(3)	(3)
Fuel case settlement	(3)	(3)
Allocation of Virginia Power base revenue	(5)	(5)
Energy Clearinghouse	(2)	(2)
Corporate hedges	6	6
Millstone	11	11
Other	5	5
Share dilution	(15)	(15)
Dominion Energy Total	(15)	(15)

Dominion Delivery (25 cents per share 3Q'03 vs. 31 cents per share 3Q'02)
Customer growth	1	1
Weather - electric	(5)	(5)
Allocation of Virginia Power base revenue	5	5
Loss margin due to Hurricane Isabel	(1)	(1)
Telecommunications business	(2)	(2)
Share dilution	(4)	(4)
Dominion Delivery Total	(6)	(6)

Dominion E&P (30 cents per share 3Q'03 vs. 32 cents per share 3Q'02)
Average realized prices	13	13
Production	(1)	(1)
DD&A Rate	(2)	(2)
O&M expense	(3)	(3)
Production tax credits (Section 29)	(4)	(4)
Share dilution	(5)	(5)
Dominion E&P Total	(2)	(2)

Corporate, Dominion Capital & Other (-$2.25 per share 3Q'03 vs. -15 cents per share 3Q'02 reported) (-16 cents per share 3Q'03 vs. -15 cents per share 3Q'02 operating)
Expenses and share dilution	(1)	(1)
Specific items excluded from operating earnings*	(209)
Corporate, Dominion Capital & Other Total	(210)	(1)
*See Dominion's third quarter earnings release for details of specific items excluded from operating earnings, or find "GAAP Reconciliation" on Dominion's web site at www.dom.com/investors.